United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 30, 2010

Integrated Healthcare Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-23511	87-0573331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 North Tustin Avenue, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 953-3503

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry Into a Material Definitive Agreement.

New Revolving Loan Facility

On August 30, 2010, Integrated Healthcare Holdings, Inc. (“IHHI”) and its subsidiaries WMC-A, Inc., WMC-SA, Inc., Chapman Medical Center, Inc. and Coastal Communities Hospital, Inc. (together with IHHI, the “Company”) entered into a Credit and Security Agreement (the “New Credit Agreement”) with MidCap Financial, LLC, a commercial finance lender specializing in loans to middle market health care companies, and Silicon Valley Bank (collectively, the “Lenders”).

Under the New Credit Agreement, the Lenders committed to provide up to $40.0 million in loans to the Company under a secured revolving credit facility (the “New Credit Facility”), which may be increased to up to $45.0 million upon the Company’s request, if the Lenders consent to such increase.  Upon execution of the New Credit Agreement on August 30, 2010, the Lenders funded approximately $39.8 million of the New Credit Facility, which funds were used primarily to repay approximately $35.5 million in loans outstanding to affiliates of Silver Point Finance, LLC.  Upon such repayment, each of the Company’s $35,000,000 Non-Revolving Line of Credit Loan, $50,000,000 Revolving Credit Agreement and $10,700,000 Credit Agreement with Silver Point were fully repaid and terminated.  The only loan currently outstanding to Silver Point consists of a $45,000,000 Real Estate Term Loan made under the Company’s $80,000,000 Credit Agreement.

The New Credit Facility is secured by a first priority security interest on substantially all of the Company’s assets, including the equity interests in  all of the Company’s subsidiaries.  The availability of the  Lenders’  commitments under the New Credit Facility is limited by a borrowing base tied to the Company’s eligible  accounts receivable and certain other   availability restrictions.

Loans under the New Credit Facility will accrue interest at LIBOR (subject to a 2.50% floor) plus 500 basis points, subject to a default rate of interest and other adjustments provided for in the New Credit  Agreement.  The Company will also pay a collateral management fee of .0625% per month on the outstanding balance (or a minimum balance amount equal to 85% of the monthly average borrowing base (the “Minimum Balance Amount”), if such amount is greater than the outstanding balance), a monthly minimum balance fee equal to the highest interest rate applicable to the loans if the Minimum Balance Amount is greater that the outstanding balance, and an unused line fee equal to .042% per month of the average unused portion of the New Credit Facility.  The Company paid to the Lenders a non-refundable  origination fee of 1.0% of the Lender’s commitments under the New Credit Facility at closing.

The New Credit Agreement contains various affirmative and negative covenants and customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, events of bankruptcy and insolvency, judgment defaults, the invalidity of liens on collateral, and the occurrence of events which have a material adverse effect on the Company.

Amendment to $80,000,000 Credit Agreement

Concurrently with the execution of the New Credit Agreement, on August 30, 2010 the Company entered into an amendment to its existing $80,000,000 Credit Agreement, as amended (the “Original Credit Agreement”), with Silver Point Finance, LLC and its affiliates SPCP Group IV, LLC and SPCP Group, LLC (together with Silver Point Finance, LLC, “Silver Point”), Pacific Coast Holdings Investment, LLC and Ganesha Realty, LLC (the “Amendment”).  Under the Amendment, the Company agreed with Silver Point to the following material changes to the Original Credit Agreement:

●
In the event of a mandatory prepayment of the Company’s accounts receivable based financing facility under Section 1.4(b) of the Original Credit Agreement, the outstanding loans under such agreement shall not be required to be prepaid below $10,000,000.  There is also a floor of $10,000,000 below which commitments under such accounts receivable based facility would not be mandatorily reduced as a result of such prepayment.

●
The Original Credit Agreement was amended to add an affirmative covenant requiring the Company to deliver financial statements and other financial and non-financial information to Silver Point on a regular basis, and a negative covenant requiring that the Company maintain a minimum fixed charge coverage ratio of 1.0 and minimum levels of earnings before interest, tax, depreciation and amortization.

●
The Company agreed to the provisions of an Intercreditor Agreement executed on August 30, 2010 by and between MidCap Financial, LLC and Silver Point with respect to shared collateral of the Company that is being pledged under both the New Credit Agreement and the Original Credit Agreement.  Under the Intercreditor Agreement, among other things Silver Point consented to MidCap having a first priority lien on substantially all of the Company’s assets while Silver Point retained a second lien on such assets, in addition to Silver Point’s first priority lien on the Company’s leased properties owned by Pacific Coast Holdings Investment, LLC.

The foregoing descriptions of the New Credit Agreement and the Amendment are not complete and are qualified in their entirety by reference to copies of such agreements, which are attached as exhibits to this Current Report on Form 8-K.  These summaries should be read in connection with such exhibits.

ITEM 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Report is hereby incorporated herein by reference.

ITEM 9.01    Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

99.1	Credit and Security Agreement, dated August 30, 2010, by and among the Company, MidCap Financial, LLC, as Administrative Agent and Lender, and Silicon Valley Bank as Lender *

99.2
Amendment to $80,000,000 Credit Agreement, dated August 30, 2010, by and among the Company, Pacific Coast Holdings Investment, LLC, Ganesha Realty, LLC, SPCP Group IV, LLC, SPCP Group, LLC and Silver Point Finance, LLC

*    Certain exhibits, schedules and/or annexes have been omitted.  A copy of any omitted exhibit, schedule or annex will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED HEALTHCARE HOLDINGS, INC.

Date: September 2, 2010	By:	/s/ Steven R. Blake
Steven R. Blake
Chief Financial OfficerTitle